January 6, 1997





Selected Capital Preservation Trust
c/o Carl R. Luff
Vice President and Treasurer
124 East Marcy Street
Santa Fe, NM 87501

     Re:  Investment Company Act Rule 24f-2 Notice for Year ended
          December 31, 1996

Dear Sir or Madam:

     We have examined such documents and records as we deem necessary to render this opinion, including your Amended Declaration of Trust.

     From such examination, we are of the opinion that Selected Capital
	 Preservation Trust is:

     1. Legally organized and existing under the laws of the State of Ohio and was so organized and existing throughout the period in which the sales occurred of the subject shares; and

     2. Was authorized to issue its shares of beneficial interest sold throughout the period covered by the Notice.

     On the basis of our examination of all relevant documents, in our opinion, the your shares of beneficial interest sold in the one-year period ended December 31, 1996, were part of your authorized, but unissued, shares of beneficial interest which, when sold, were legally issued and, when issued and fully paid for in accordance with the terms of their offering, constituted fully paid and non-assessable shares of beneficial interest.

     We hereby consent to the use of this opinion as an exhibit to the above-referenced Notice.

                                              Very truly Yours,

                                              D'ANCONA & PFLAUM

                                              By:  /s/ Sheldon R. Stein
                                                   _________________________
                                                   Sheldon R. Stein, Partner




SRS:AD:sls